UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ECC CAPITAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2006

The 2006 Annual Meeting of Stockholders of ECC Capital Corporation (the “Company”), will be held on Thursday, May 25, 2006, at 10:00 a.m., Pacific Time, at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California 92648, to consider and act upon the following matters:

1.	To elect six directors for the ensuing year or until the election and qualification of their respective successors;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on Monday, March 27, 2006, the record date, will be entitled to notice of, and to vote at, the 2006 Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

Irvine, California	Alanna Darling
April 24, 2006	Secretary

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. PLEASE REFER TO PAGE 2 OF THE FOLLOWING PROXY STATEMENT AND THE ENCLOSED VOTING FORM FOR VOTING INSTRUCTIONS AND FOR INFORMATION REGARDING REVOKING OR CHANGING A PROXY.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

MAY 25, 2006

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of ECC Capital Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at the Hilton Waterfront Beach Resort, 21100 Pacific Coast Highway, Huntington Beach, California 92648, on Thursday, May 25, 2006 at 10:00 a.m. Pacific Time, and at any and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

Voting Rights and Outstanding Shares

Only holders of record of the approximately 100,242,336 shares of the Company’s Common Stock outstanding at the close of business on the record date, March 27, 2006, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, each stockholder will be entitled to cast one vote for each share of the Company’s Common Stock held of record by such stockholder on March 27, 2006.

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of the Common Stock of the Company entitled to vote at the Annual Meeting must be present or represented at the Annual Meeting. Directors are elected by a plurality vote. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The six nominees securing the most “in favor” votes are elected. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. Abstentions may be specified on all proposals (except the election of directors), and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted and will have no effect on the result of the vote.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

Under the rules of the New York Stock Exchange (the “NYSE”), a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., Broker Non-Votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum. Broker Non-Votes and other non-voted shares will have no effect on the outcome of any matter presented at the Annual

Meeting. In general, brokers have discretionary authority to vote on the election of directors and the ratification of auditors.

Revocability of Proxies

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to the Secretary of the Company before the Annual Meeting;

•	presenting a new proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not, by itself, revoke a proxy. In addition, if your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your bank, broker or other nominee as the record holder for your shares.

All shares of the Company’s Common Stock represented by a properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted in favor of all six director nominees and in favor of Proposal No. 2.

Solicitation

This proxy statement is being mailed to the Company’s stockholders on or about April 24, 2006. The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally by telephone or oral communication who will not receive any additional payment for these services.

Voting Electronically via the Internet or by Telephone

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the voting form in the postage pre-paid envelope provided.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s stockholders are being asked to elect six directors for the ensuing year or until the election and qualification of their respective successors. Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. Pursuant to the Company’s Articles of Amendment and Restatement and Amended and Restated Bylaws, the authorized number of members of the Board has been set at six.

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Company’s Board has nominated the individuals listed below for re-election to the Board of Directors (the “Board”) at this 2006 Annual Meeting. Each nominee is a member of the Board, has consented to being named in this proxy statement as a nominee for re-election as a director and has agreed to serve as a director if elected.

Nominees for Election at this Meeting

Name	Age	Position

Steven G. Holder

Mr. Holder has served as the Company’s Co-Chief Executive Officer and Chairman of the Board since April 2004. Since October 2001, Mr. Holder also served on the board of directors and in various executive officer positions of the Company’s subsidiaries and affiliates. Before joining the Company, Mr. Holder was Chief Executive Officer and Chairman of the Board of Sprint Funding Corporation, formerly known as Park Place Capital Corporation, an asset management and servicing company, a position he assumed in February 2001. From January 1996 to January 2001, Mr. Holder served as President and Co-Chief Executive Officer of New Century Mortgage Corporation. Mr. Holder also served as New Century Financial Corporation’s Vice Chairman of the Board from 1996 to 2000 and Chief Operating Officer from 1995 to 2000. Prior to his tenure at New Century, Mr. Holder served as Executive Vice President of Long Beach Mortgage Company from 1993 to 1995. Mr. Holder has worked in the financial services industry in various positions, including serving as Vice President of Transamerica Financial Services from 1990 to 1993 and Regional Vice President of NOVA Financial Services, a division of First Interstate Bank, from 1985 to 1990. Mr. Holder has 28 years of subprime lending and consumer finance experience.

	48	Chairman of the Board and Co-Chief Executive Officer

Shabi S. Asghar

Mr. Asghar has served as the Company’s President, Co-Chief Executive Officer and director since April 2004. Since February 2002, Mr. Asghar also served on the board of directors and in various executive officer positions of the Company’s subsidiaries and affiliates. Prior to joining the Company, Mr. Asghar held several positions with New Century Mortgage Corporation, including serving as President—Wholesale Division from 1998 to 2002, Senior Vice President—Wholesale Lending from 1997 to 1998, and Vice President—Mortgage Banking Operations from 1995 through 1996. During 1992 to 1995, Mr. Asghar served as Area Sales Manager of Long Beach Mortgage Company and in 1995 served as Assistant Vice President, District Manager at Ford Consumer Finance. From 1988 to 1992, Mr. Asghar served in various positions, including Business Development Manager of Transamerica Financial Services. Mr. Asghar has over 19 years of subprime lending and consumer finance experience. Mr. Asghar received a bachelor’s degree from California State University, Northridge.

	43	Director, Co-Chief Executive Officer and President

James R. Brazil

Mr. Brazil has served as one of the Company’s directors since April 2004. From November 2003 to January 2006, Mr. Brazil also served on the board of directors of certain of the Company’s subsidiaries. From September 2000 to September 2003, Mr. Brazil was a consultant for Ameriquest Mortgage Company, a retail mortgage lender, and previously served in various capacities at Ameriquest Mortgage Company from 1994 to 2000, including as Chairman of the Board and Chief Executive Officer and head of its retail operations. Prior to joining Ameriquest Mortgage Company, Mr. Brazil served as Senior Vice President-Acquisitions of Transamerica Financial Services from 1990 to 1994 and as Senior Vice President/Director of Operations of NOVA Financial Services from 1984 to 1990. Mr. Brazil has over 35 years of subprime lending and consumer finance experience.

63	Director, Lead Independent Director

Douglas S. Ingram

Mr. Ingram has served as one of the Company’s directors since January 2005. Mr. Ingram has been the Executive Vice President, General Counsel, Secretary and Chief Ethics Officer of Allergan, Inc., a NYSE-listed specialty pharmaceutical company, since October 2003. Prior to that, Mr. Ingram served as Allergan’s Corporate Vice President, General Counsel, Secretary and Chief Ethics Officer since July 2001. Previously he was Allergan’s Senior Vice President and General Counsel since January 2001, and Assistant Secretary since November 1998. Mr. Ingram was Allergan’s Associate General Counsel from August 1998, Assistant General Counsel from January 1998 and Senior Attorney and Chief Litigation Counsel from March 1996. Prior to joining Allergan, Mr. Ingram was an attorney with the law firm of Gibson, Dunn & Crutcher from August 1988 to March 1996. Mr. Ingram is a member of the board of directors of Volcom, Inc., a Nasdaq-listed apparel company. Mr. Ingram received a bachelor’s degree from Arizona State University and a law degree from the University of Arizona.

43	Director

William Jacoby

Mr. Jacoby has served as one of the Company’s directors since January 2005. Mr. Jacoby founded and served as President and Chief Executive Officer of California Commercial Bankshares and as Chairman and Chief Executive Officer of National Bank of Southern California, a subsidiary of California Commercial Bankshares that was merged with Western Bancorp in 1997. During 1982 through 1997, Mr. Jacoby was responsible for all phases of the business, including profitability, liquidity and assurance of quality of the loan portfolio. Prior to the commencement of his tenure with California Commercial Bankshares, Mr. Jacoby was Senior Vice President and Credit Administrator of Westlands Bank from June 1979 to June 1982, where he was responsible for control of the credit quality of the bank’s loan portfolio and was a member of the executive committee. Between June 1960 and June 1979, Mr. Jacoby worked in various positions for United California Bank. Mr. Jacoby received a bachelor’s degree from Occidental College and graduated from The Pacific Coast Banking School at the University of Washington.

67	Director

James O. Rollans

Mr. Rollans has served as one of the Company’s directors since January 2005. Mr. Rollans retired in 2003 from the board of directors of Fluor Corporation and from his position as Fluor’s Group Executive of Investor Relations and Corporate Communications, in which he was responsible for leading the company’s external affairs, including Investor Relations, Corporate Communications, Community and Government Relations functions. Prior to assuming that role in February 2002, Mr. Rollans served as Group Executive of Business Services from February 2001. Joining Fluor in 1982, Mr. Rollans’ tenure with the company included several positions at the senior executive level, including that of Senior Vice President and Chief Financial Officer from 1998 to 1999 and from 1992 to 1994; Senior Vice President and Chief Administrative Officer from 1994 to 1998; and Vice President of Corporate Communications from 1982 to 1992. He also served as the first President and Chief Executive Officer of Fluor Signature Services, the former business services enterprise of Fluor Corporation from 1999 to 2001. Mr. Rollans is a member of the board of directors of Flowserve Corporation and is also on the board of directors of Advanced Medical Optics, both of which are publicly traded companies. Mr. Rollans received a bachelor’s degree from California State University, Northridge.

63	Director

Recommendation of the Board of Directors

Unless instructed to the contrary, the shares represented by the proxies will be voted “FOR” the election of the six nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unable to serve, the person(s) named as proxies may vote for the election of other person(s) as may be designated by the Company’s Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL SIX NOMINEES NAMED ABOVE.

Board Compensation and Benefits

Each of the Company’s directors who is not an employee is reimbursed for actual expenses incurred in attending Board meetings. During 2005, each of the Company’s non-employee directors received an annual retainer of $30,000 for his Board service. Additionally, annual retainers were paid to committee chairpersons as follows: chair of the Audit Committee, $15,000; chair of the Compensation Committee, $5,000; and chair of the Nominating/Corporate Governance Committee, $5,000. The Company’s lead independent director, Mr. Brazil, received an additional $15,000. Annual service for this purpose relates to the approximate twelve month period between annual meetings of the Company’s stockholders. A prorated annual retainer will be paid to any person who becomes a committee chair or a lead independent director on a date other than the date of the annual meeting of the Company’s stockholders. Each non-employee director also received a fee of $2,500 for each Board meeting attended in person and $500 for each Board meeting held via teleconference. Also, each non-employee director who is a member of a committee received a fee of $1,000 for committee meetings attended that were not held on the same day as a Board meeting and $200 for each committee meeting held via teleconference.

In addition to cash compensation, in February 2005, in connection with the Company’s initial public offering, each non-employee director received an initial award of a stock option to purchase 20,000 shares of the Company’s Common Stock at the initial public offering price of $6.75 per share. These shares were to vest in five equal annual installments beginning on the first anniversary of the grant date. However, in December 2005, the Board approved the acceleration of the vesting schedules for stock option grants with an exercise price greater than $5.00 to become 100% vested as of December 30, 2005. Accordingly, each of the non-employee director’s option shares became 100% vested as of December 30, 2005.

Board Meetings

The Board held thirteen meetings and met in three executive sessions of independent directors during the year ended December 31, 2005. Mr. Brazil, as the Lead Independent Director, presided over the executive sessions. All of the Company’s directors attended or participated in at least 85% of the aggregate number of meetings of the Board. Each director attended 100% of the aggregate number of meetings of those committees of the Board on which such person served, which were held during such period. This is the Company’s first annual meeting of stockholders. It is expected that each Board member will attend the Annual Meeting; provided, however, that members may attend the Annual Meeting by telephone or video conference, if necessary, to mitigate conflicts.

C ommunications with the Board of Directors

The Board believes management speaks for the Company. Inquiries from institutional investors, the media, employees and others should be referred to the Company’s Chief Financial Officer, General Counsel or other appropriate officers of the Company, who may forward such materials to members of the Board as they deem appropriate. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies of the Company, but the Board expects that this would be done only with its concurrence or that of management.

Director Independence

The Board has adopted Categorical Independence Standards (“Independence Standards”), a copy of which is attached as Appendix A hereto, that the Board employs in determining the independence of Board members. The Board annually reviews the relationships of each director and his family members in making its determination as to the independence of its directors. The Board has determined that each of Messrs. Brazil, Ingram, Jacoby and Rollans qualify as independent under the Independence Standards.

Committees of the Board of Directors

The Board currently has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Committee assignments are re-evaluated annually by the Nominating/Corporate Governance Committee, which makes recommendations regarding committee assignments to the Board for final approval.

Audit Committee.    The Audit Committee currently consists of three directors, Messrs. Ingram, Jacoby and Rollans, with Mr. Rollans serving as the Chairman. Each of these directors has been determined by the Board to be independent and to satisfy the requirements of U.S. Securities and Exchange Commission (“SEC”) Rule 10A-3. The Board has also determined that Mr. Rollans qualifies as an audit committee financial expert and each member of the Audit Committee is financially sophisticated within the meaning of SEC Regulation S-K, Item 401(h) and the NYSE rules. The Audit Committee meets at least quarterly with the Company’s management and independent registered public accounting firm. During the year ended December 31, 2005, the Audit Committee held four meetings, met in four executive sessions and acted on two occasions by unanimous written consent.

The Board adopted an Audit Committee Charter in January 2005, a copy of which appears on the Company’s website at www.ecccapital.com and is attached as Appendix B hereto. The Audit Committee’s responsibilities include, but are not limited to:

•	serving as an independent and objective body to monitor and assess the Company’s compliance with legal and regulatory requirements, the Company’s financial reporting processes and related internal control systems and the performance generally of the Company’s internal audit function;

•	overseeing the audit and other services of the Company’s independent registered public accounting firm and being directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered public accounting firm that will report directly to the audit committee;

•	providing an open means of communication among the Company’s independent registered public accounting firm, accountants, financial and senior management, internal auditing department, corporate compliance department and Board;

•	resolving any disagreements between the Company’s management and independent registered public accounting firm regarding the Company’s financial reporting;

•	meeting at least quarterly with senior executives, internal audit staff and independent registered public accounting firm;

•	preparing the audit committee report for inclusion in the Company’s annual proxy statement for its annual stockholders meeting; and

•	approving all audit, audit-related, tax and other services provided by the Company’s independent registered public accounting firm.

Compensation Committee.    The Compensation Committee consists of three independent directors, Messrs. Brazil, Jacoby and Rollans, with Mr. Brazil serving as the Chairman. The Compensation Committee held four meetings and acted on three occasions by unanimous written consent during the year ended December 31, 2005.

The Board adopted a Compensation Committee Charter in January 2005, a copy of which is available for viewing on the Company’s website at www.ecccapital.com. The Compensation Committee’s responsibilities include, but are not limited to:

•	establishing guidelines and standards for determining compensation for the Company’s executive officers;

•	evaluating performance of the Company’s senior executives;

•	reviewing the Company’s executive compensation policies;

•	recommending to the Board compensation for the Company’s executive officers;

•	administering and implementing the Company’s equity incentive plans;

•	determining the number of shares underlying, and the terms of, restricted common share awards and stock options to be granted to the Company’s directors, executive officers and other employees pursuant to these plans; and

•	preparing a report on executive compensation for inclusion in the Company’s annual proxy statement for its annual stockholders meeting.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee consists of three independent directors, Messrs. Ingram, Brazil and Jacoby, with Mr. Ingram serving as the Chairman. The Nominating/Corporate Governance Committee held three meetings during the year ended December 31, 2005.

The Board adopted a Nominating/Corporate Governance Committee Charter in January 2005. The Nominating/Corporate Governance Committee adopted corporate governance guidelines that address the composition of the Board, orientation and continuing education of the Board, Board meetings, Board committees, management succession, Board self-evaluation and expectations of directors. The Nominating/Corporate Governance Charter and the Corporate Governance Guidelines are available on the Company’s website at www.ecccapital.com. The Nominating/Corporate Governance Committee is responsible for, among other things:

•	establishing standards for service on the Board;

•	identifying individuals qualified to become members of the Board and recommending director candidates for election to the Board;

•	considering and making recommendations to the Board regarding its size and composition, committee composition and structure and procedures affecting directors; and

•	monitoring the Company’s corporate governance principles and practices.

The Nominating/Corporate Governance Committee will consider recommendations for director nominations by stockholders. All recommendations should be submitted in writing to the Nominating/Corporate Governance Committee. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit proof of stockholdings in the Company. All communications are to be directed to the Chairperson of the Nominating/Corporate Governance Committee, ECC Capital Corporation, 1833 Alton Parkway, Irvine, California 92606. Recommendations received after 120 days prior to the mailing of the proxy will likely not be considered timely for consideration at that year’s annual meeting.

The Nominating/Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating/Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. The Nominating/Corporate Governance Committee and the Board will also take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Nominating/Corporate Governance Committee and the Board evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating/Corporate Governance Committee applies the same criteria to nominees recommended by stockholders as to any other new candidates considered by the Nominating/Corporate Governance Committee.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to the Company’s officers, directors and employees. The Code of Ethics, as applied to the Company’s Chief Executive Officers, principal financial officer, principal accounting officer, controller and other senior financial officers, is intended to comply with the requirement of Section 406 of the Sarbanes-Oxley Act of 2002. A copy of the Code of Ethics will be provided without charge upon request to the Company’s Secretary, ECC Capital Corporation, 1833 Alton Parkway, Irvine, California 92606. The Code of Ethics is available on the Company’s website at www.ecccapital.com. The Company intends to disclose timely any amendments to or waivers of certain provisions of the Code of Ethics applicable to the Company’s Chief Executive Officers, principal financial officer, principal accounting officer, controller and other senior financial officers on the Company’s website at www.ecccapital.com.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2005, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2006. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates except in the firm’s capacity as the Company’s independent registered public accounting firm.

In the event that the stockholders do not approve the selection of Grant Thornton LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

Board of Directors Recommendation

Unless instructed to the contrary, the shares represented by the proxies will be voted “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accountant Fees and Services

The following table presents fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company’s financial statements for the years ended December 31, 2005 and 2004 and fees for other services rendered during those periods:

Fee Category	2005	2004
Audit Fees (1)	$423,000	$180,855
Audit – Related Fees	0	0
Tax Fees (2)	359,000	153,737
All Other Fees (3)	110,000	188,575

Total Fees Paid	$892,000	$523,167

(1)	Audit Fees – Consists of fees billed for professional services rendered in connection with the audit of the Company’s consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees – Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and assistance with tax reporting requirements and audit compliance.

(3)	All Other Fees – Consists of the aggregate fees for services related to the Company’s initial public offering.

In considering the nature of the services provided by the Company’s independent registered public accounting firm, the Audit Committee determined that all such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC, as well as the American Institute of Certified Public Accountants.

Policy on Audit Committee Pre-Approval of Audit and Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee adopted the Audit and Non-Audit Services Pre-Approval Policy on February 7, 2005. The policy describes the permitted audit, audit-related, tax and other services (collectively, the “Service List”) that the independent registered public accounting firm may perform. The Audit Committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. On a quarterly basis, the Audit Committee reviews the pre-approved services performed and fees incurred year-to-date against the Service List and the forecast of remaining services and fees for the fiscal year. The Company’s Chief Financial Officer has been designated to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the policy. Any requests for audit, audit-related, tax and other services not contemplated on the Service List must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence as well as a detailed description provided by the independent registered public accounting firm of the services to be rendered.

EXECUTIVE OFFICERS OF THE COMPANY

The following table set forth, as of March 27, 2006, the executive officers of the Company. Steven Szpytek resigned as Executive Vice President and Chief Operating Officer of the Company and assumed the role of Director of Lending, Central US in connection with the Company’s January reorganization.

Name	Age	Position
Steven G. Holder	48	Mr. Holder has served as the Company’s Co-Chief Executive Officer and Chairman of the Board since April 2004. His biography is contained in the section of this proxy entitled “Nominees for Election at this Meeting.”

Shabi S. Asghar	43	Mr. Asghar has served as the Company’s President, Co-Chief Executive Officer and director since April 2004. His biography is contained in the section of this proxy entitled “Nominees for Election at this Meeting.”

Troy A. Gotschall	39	Mr. Gotschall has served as the Company’s Executive Vice President and Chief Production Officer since July 2005. He also has served as President and Chief Executive officer of Encore Credit Corp., the Company’s wholly owned subsidiary, since July 2005. Prior to joining the Company, he held several key positions with Long Beach Mortgage Company, a Washington Mutual subsidiary, including serving as President from 2003 to 2005, Executive Vice President and Chief Operating Officer from 1999 to 2003, Executive Vice President, Division Head for Retail from 1997 to 1999, Senior Vice President and Division Manager for wholesale from 1995 to 1997, Regional Manager wholesale from 1994 to 1995, Area Sales Manager retail from 1993 to 1994 and Retail Branch Manager from 1990 to 1993. Prior to joining Long Beach Mortgage Company, Mr. Gotschall began his finance career in the management training program of ITT Financial Services in 1986, he then served as Branch Manager for Nova Financial Services from 1988 until it was acquired by Transamerica Financial Services in 1990. Mr. Gotschall has over 20 years of subprime lending and consumer finance experience.

Charles John Kohler	45	Mr. Kohler has served as the Company’s Executive Vice President of Capital Markets and Secondary Marketing since October 2004. Before joining the Company, Mr. Kohler was Senior Vice President, ABS Banking of Countrywide Securities Corporation, a securities trading firm, from March 2002 to September 2004. From May 1999 to March 2002, Mr. Kohler served as Executive Vice President Capital Markets/Secondary Marketing and as Senior Vice President for Capital Markets of Aames Financial Corporation, a subprime mortgage lender. From July 1998 to January 1999, he served as Director of Global Business Development of Southern Pacific Mortgage Limited, a UK-based subprime mortgage lender. Previously Mr. Kohler served as Head of Strategic Planning of City Mortgage Corporation, a UK-based subprime mortgage lender from May 1997 to 1998. Until April 1997, Mr. Kohler served as Vice President and then Senior Vice President, Asset-Backed Finance Group of Greenwich Capital Markets, Inc. From May 1986 to December 1993 he was an associate at the law firms of Brown & Wood and Stinson, Mag & Fizzell. Mr. Kohler has over 18 years of subprime lending and mortgage/asset-backed securitization experience. Mr. Kohler received a bachelor’s degree from Kansas State University and a law degree from Kansas University School of Law.

Name	Age	Position
Larry E. Moretti	48	Mr. Moretti has served as the Company’s Executive Vice President and Chief Administrative Officer since March 2005. Prior to joining the Company, Mr. Moretti was Chief Information Officer and Senior Vice President of New Century Mortgage Corporation from May 1999 to February 2005. He also served as New Century Mortgage Corporation’s Chief Administrative Officer from January 2001 to June 2002 and as a director from June 2001 through February 2005. Mr. Moretti served as Senior Information Systems Account Manager for TRW Space and Electronics Group from December 1997 to March 1999. From 1994 to 1999, Mr. Moretti was owner and President of Telenet Solutions, a consulting firm that provides technology and strategic development services. Mr. Moretti was previously Manager of Information Technology Support Systems for Transamerica Specialty Financial from 1980 to 1996. Mr. Moretti has over 28 years of subprime lending and specialty finance experience.

Roque A. Santi	43	Mr. Santi has served as the Company’s Executive Vice President and Chief Financial Officer since November 2004. Before joining the Company, Mr. Santi was a partner with Ernst & Young LLP, from May 2002 to November 2004, during which time he was in charge of Tax Financial Services for the Mid-Atlantic Area and was the national tax leader for the Mortgage REIT practice. Prior to his tenure at Ernst & Young, Mr. Santi was a partner with Arthur Andersen LLP, from December 1993 to May 2002, during which time he led Arthur Andersen’s Tax Financial Services practice for the Mid-Atlantic area and served a significant number of Arthur Andersen’s public and private mortgage REIT clients. Mr. Santi has over 19 years of experience in the consumer finance industry. Mr. Santi received a bachelor’s degree from Pace University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth certain information regarding the annual and long-term compensation earned or paid for services rendered in all capacities to the Company and its subsidiaries for the last three completed fiscal years (i.e., years ended December 31, 2003, 2004 and 2005) by the Company’s two chief executive officers and four other most highly compensated executive officers (each, a “named executive officer” and together, the “named executive officers”) who were serving as executive officers at the end of fiscal year 2005.

	Annual Compensation							Long-Term Compensation Awards
Name and Title	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($) (2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Steven G. Holder	2005	437,500	506,250		20,000	0		0	14,656
Chairman of the Board	2004	350,000	5,753,094	(*)	0	0		0	0
and Co-Chief Executive	2003	350,000	621,279	(*)	0	0		1,478,847	0
Officer

Shabi S. Asghar	2005	437,500	506,250		20,000	0		0	9,548
President, Co-Chief	2004	350,000	7,181,559	(*)	0	0		0	0
Executive Officer and	2003	350,000	914,897	(*)	0	0		1,538,000	0
Director

Troy A. Gotschall (11)	2005	125,000	750,000	(4)	12,000	749,998		300,000	0
Executive Vice President	2004	0	0		0	0		0	0
and Chief Production	2003	0	0		0	0		0	0
Officer

Charles John Kohler(11)	2005	250,000	1,395,833	(5)	32,955	2,362,500	(6)	200,000	0
Executive Vice President,	2004	60,737	416,666	(*)	0	0		0	0
Capital Markets and	2003	0	0		0	0		0	0
Secondary Marketing

Larry E. Moretti (11)	2005	194,231	404,166	(7)	13,950	630,000	(8)	200,000	0
Executive Vice President	2004	0	0		0	0		0	0
and Chief	2003	0	0		0	0		0	0
Administrative
Officer

Roque A. Santi(11)	2005	250,000	609,375	(9)	44,625	1,000,000	(10)	315,000	0
Executive Vice President	2004	30,448	250,000	(*)	0	0		0	0
and Chief Financial	2003	0	0		0	0		0	0
Officer

*	Amounts reflect annual compensation prior to initial public offering in February 2005 when the Company was a closely held corporation.

(1)	Other annual compensation includes auto allowances and/or lease payments of $20,000, $20,000, $12,000, $32,955 and $13,950 for Messrs. Holder, Asghar, Gotschall, Kohler and Moretti, respectively, and $44,625 for Mr. Santi whose auto allowance includes amounts reimbursed for the taxes related to such car allowance.

(2)

Represents grants made upon the closing of the Company’s initial public offering to Messrs. Kohler and Santi and grants made upon commencement of employment to Messrs. Moretti and Gotschall. The amounts shown represent, for any award of restricted stock, the product of (i) the closing price per share on the date of grant multiplied by (ii) the number of shares of Common Stock represented by the award. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture. With the exception of Mr. Kohler’s award, which was for 350,000 shares and fully vested six months from the date of grant, such awards vest ratably over three years. Dividends are paid on the restricted shares at the same rate as on all other shares of Common Stock of the Company. See the chart below for the value of the unvested restricted shares as of December 31, 2005.

(3)	All other compensation includes $14,656 and $9,548 for Messrs. Holder and Asghar, respectively, which represents the economic benefit of the premiums paid by the Company for a split-dollar life insurance policy.

(4)	Mr. Gotschall received $250,000 in bonuses earned for fiscal year 2005 and a one-time bonus of $500,000.

(5)	Mr. Kohler received $395,833 in bonuses earned for fiscal year 2005. Pursuant to the terms of the Company’s Executive Bonus Plan for Mr. Kohler, he earned an additional bonus of $1,000,000 during fiscal year 2005, $500,000 of which was paid in fiscal year 2006.

(6)	Mr. Kohler’s restricted stock issued on February 18, 2005 in connection with the Company’s initial public offering became fully vested on August 18, 2005. The value of the fully vested shares on August 18, 2005 was $1,750,000 based on a closing price of $5.00 as reported by the NYSE.

(7)	Mr. Moretti received $229,166 in bonuses earned for fiscal year 2005 and $175,000 as a one-time bonus.

(8)	On March 7, 2006, 33,334 shares of Mr. Moretti’s restricted stock issued on March 14, 2005 vested. The value of the vested shares on March 7, 2006 was $41,667.50 based on a closing price of $1.25 as reported by the NYSE.

(9)	Mr. Santi received $359,375 in bonuses earned during fiscal year 2005 and $250,000 as a one-time bonus.

(10)	On February 18, 2006, 41,667 shares of Mr. Santi’s restricted stock issued on February 18, 2005 in connection with the Company’s initial public offering vested. The value of the vested shares on February 18, 2006 was $82,500.66 based on a closing price of $1.98 as reported by the NYSE.

(11)	Mr. Gotschall’s employment with the Company commenced on July 1, 2005, Mr. Kohler’s employment with the Company commenced on October 5, 2004, Mr. Moretti’s employment with the Company commenced on March 7, 2005 and Mr. Santi’s employment with the Company commenced on November 16, 2004.

The following table shows: (i) the number of shares of unvested restricted stock held at December 31, 2005 and (ii) the value of such restricted stock, calculated by multiplying (a) the number of unvested shares of restricted stock by (b) the closing price per share of $2.26 on the last trading day of 2005. These amounts do not take into account the diminution in value attributable to the restrictions applicable to such awards or the fact that such awards are subject to the risk of forfeiture.

Unvested Restricted Stock at December 31, 2005

	Number of Shares of Unvested Restricted Stock at December 31, 2005	Value of Unvested Restricted Stock at December 31, 2005 ($)
Steven G. Holder	0	0
Shabi S. Asghar	0	0
Troy A. Gotschall	111,940	252,984
Charles John Kohler	0	0
Larry E. Moretti	100,000	226,000
Roque A. Santi	150,000	339,000

Option Grants in Fiscal Year 2005

The following table presents information relating to option grants to purchase the Company’s Common Stock to the named executive officers during the 2005 fiscal year.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term(2)
	Number of Common Shares Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in Fiscal Year 2005	Exercise Price ($/ Share)	Expiration Date
						5%($)	10%($)
Steven G. Holder	0		0%	0	0	0	0
Shabi S. Asghar	0		0	0	0	0	0
Troy A. Gotschall	300,000	(3)	16.7	6.70	06/30/15	1,264,078	3,203,422
Charles John Kohler	150,000	(4)	8.4	6.75	02/17/15	636,756	1,613,664
	50,000	(5)	2.8	6.25	06/20/15	196,530	498,045
Larry E. Moretti	200,000	(5)	11.2	6.35	03/10/15	798,696	2,024,053
Roque A. Santi	250,000	(3)	14.0	6.75	02/17/15	1,061,260	2,689,440
	65,000	(5)	3.6	6.25	06/20/15	255,488	647,458

(1)	All options granted during 2005 to the named executive officers were granted under the Company’s 2004 Incentive Award Plan. In December 2005, the Board approved the acceleration of the vesting periods for stock option grants, with an exercise price greater than $5.00, to become 100% vested as of December 30, 2005. Accordingly, each of the options granted to the named executive officers became 100% vested as of December 30, 2005. Each option has a maximum term of ten years, subject to earlier termination following the optionee’s termination of employment, permanent disability or death.

(2)	The assumed 5% and 10% annual rates of stock price appreciation are for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company’s financial performance. No assurance can be given that such rates will be achieved. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

(3)	These options originally vested in three equal installments beginning on the first anniversary of the grant date.

(4)	These options originally vested in two equal installments beginning on the first anniversary of the grant date.

(5)	These options originally vested in five equal installments beginning on the first anniversary of the grant date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercised and unexercised options held by the named executive officers as of December 31, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)(2)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven G. Holder	841,538	2,772,378	637,308	0	713,785	0
Shabi S. Asghar	1,538,000	7,550,036	0	0	0	0
Troy A. Gotschall	0	0	300,000	0	0	0
Charles John Kohler	0	0	200,000	0	0	0
Larry E. Moretti	0	0	200,000	0	0	0
Roque A. Santi	0	0	315,000	0	0	0

(1)	Value realized is based on the fair market value of the Common Stock on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date, at that price, or at all.

(2)	In December 2005, the Board approved the acceleration of the vesting periods for stock option grants, with an exercise price greater than $5.00, to become 100% vested as of December 30, 2005. The value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 30, 2005, the last trading day on the NYSE in fiscal 2005, at the closing price on such date of $2.26.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,320,278	$3.31	635,435	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,320,278	$3.31	635,435

(1)	Includes securities available for issuance under the Company’s 2004 Incentive Award Plan; excludes 1,233,160 shares that are no longer available for future issuance under the Company’s 2001 Stock Option Plan, which was terminated in connection with the Company’s initial public offering.

Employment and Severance Agreements

Each of Messrs. Holder, Asghar, Kohler and Santi, entered into separate employment agreements with the Company in connection with the Company’s initial public offering. Mr. Gotschall entered into an employment agreement with the Company in June 2005. Each of the agreements remains in effect until termination due to death or disability, by the Company with or without cause, or by the executive with or without good reason.

Under each agreement, the executive receives a stated annual base compensation, which is reviewed annually by the Company’s Compensation Committee or its designee, and is eligible to participate in the Company’s discretionary bonus program. With the exception of Mr. Gotschall’s employment agreement, each agreement provides for the Company’s Compensation Committee or its designee to determine, on an annual basis, the amount of each executive’s bonus, if any. Pursuant to Mr. Gotschall’s employment agreement, he is to receive a bonus equal to 200% of his base compensation. Under each employment agreement, the executive is entitled to participate in all pension, 401(k) and other employee plans and benefits to the extent eligible under the terms of such plans and programs, and each executive is eligible to receive an automobile allowance throughout the term of employment.

Each of these employment agreements provides that upon termination of employment, either pursuant to disability or by the Company without cause or by the executive for good reason:

•	each named executive officer will be entitled to an amount equal to up to 200 percent of the executive’s base salary;

•	one-twelfth of any unvested stock options or restricted stock held by the executive will vest at the end of each one-month period through the twelve-month period following the date of termination; and

•	each executive will have the right to receive reimbursement towards COBRA healthcare continuation coverage up to eighteen months after the date of termination.

To the extent it is determined that the executive receives payments under his employment agreement that are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the executive will receive an additional payment equal to the amount of such excise tax (but not any excise tax resulting from the receipt of such additional amount). In addition, in the event of a change in control, all unvested stock options and shares of restricted stock held by the executive shall become vested. Each employment agreement also provides that for a certain period after the termination of the executive’s employment, executive will not directly or indirectly compete with, or solicit employees from, the Company.

Certain Relationships and Related Party Transactions

Mr. Holder, the Company’s Chairman of the Board and Co-Chief Executive Officer, is a principal owner of an affiliate of Sprint Funding Corporation, a retail mortgage lender (“Sprint”). During 2005, Sprint subleased facilities from the Company. Sprint paid the Company approximately $108,000, $102,000 and $112,000 for office space that was co-leased during the years ended December 31, 2005, 2004 and 2003, respectively. The Company also received approximately $41,000 and $101,000 for accounting and information technology services that were provided to Sprint during the years ended December 31, 2004 and 2003, respectively. In addition, the Company paid approximately $525,000 and $1,180,000 in fees related to the purchase of loans from Sprint during the years ended December 31, 2004 and 2003, respectively. The Company did not provide any services to Sprint or purchase any loans from them during 2005.

Mr. Holder’s spouse had been employed by the Company as an account executive since April 2002. She was paid approximately $712,800 in 2003, $475,200 in 2004 and $271,000 in 2005 in total compensation pursuant to the Company’s stated compensation structure for account executives. Mr. Holder’s wife resigned as an account executive with the Company effective June 1, 2005.

Mr. Asghar’s spouse has been employed by the Company as an account executive since May 2002. She was paid approximately $2.8 million in 2003, $2.9 million in 2004 and $2.3 million in 2005 in total compensation pursuant to the Company’s stated compensation structure for account executives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Brazil (Chair), Jacoby and Rollans served on the Compensation Committee during 2005. No member of the Company’s Compensation Committee was at any time during fiscal year 2005, or at any other time, one of the Company’s officers or employees. None of the Company’s executive officers served as a director or member of a compensation committee of any other entity whose executive officers served as a director or member of the Company’s Compensation Committee during the fiscal year ended December 31, 2005.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Except as set forth below, management knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent(1)
Becker Capital Management, Inc.	6,171,050	(2)	6.16%
1211 SW Fifth Avenue Suite 2185 Portland, OR 97204

Eubel Brady & Suttman Asset Management, Inc.	5,326,972	(3)	5.32%
7777 Washington Village Drive Suite 210 Dayton, OH 45459

Howard Amster	5,593,025	(4)	5.58%
23811 Chagrin Blvd., suite 200 Beachwood, OH 44122-5525

(1)	Based on 100,242,336 shares of the Company’s Common Stock outstanding on March 27, 2006.

(2)	Based on information provided pursuant to a Schedule 13G filed with the SEC on February 10, 2006 by Becker Capital Management, Inc. (“Becker”). Becker reported that it has the sole power to vote or direct the voting of 5,576,250 shares and sole power to dispose or to direct disposition of 6,171,050 shares.

(3)	Based on information provided pursuant to a Schedule 13G filed with the SEC on February 14, 2006 by Eubel Brady & Suttman Asset Management, Inc. (“EBS”) and Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgreive. Mr. Eubel has sole voting and dispostive power over 720 shares, while EBS and Messrs. Eubel, Brady, Suttman, Hazel and Holtgrieve report shared voting and dispositive power with respect to 5,326,972 shares.

(4)	Based on information provided pursuant to a Schedule 13D filed with the SEC on April 3, 2006 by Howard Amster, David Zlatin and related persons and entities reporting ownership as of March 27, 2006. Mr. Amster reports sole voting and dispositive power over 1,067,000 shares and shared voting and dispositive power over all 4,516,000 shares. David Zlatin reports sole voting and dispositive power over 2,400 shares and shared voting and dispositive power over 2,951,425 shares. Gilda Zlatin reports sole voting and dispositive power over 500 shares and shared voting and dispositive power over 7,125 shares. Includes 1,067,000 shares held by Mr. Amster, 2,400 shares held by Mr. Zlatin, 500 shares held by Ms. Zlatin, 2,900,000 shares held by Ramat Securities Ltd., 420,000 shares held by the Amster Trading Company, 846,000 shares held by the Amster Trading Company Charitable Remainder Unitrust, 183,600 shares held by the Howard M. Amster 2005 Charitable Remainder Unitrust, 64,800 shares held by the Pleasant Lake Apts. Corp., 44,300 shares held by the ZAK Group LLC, 25,200 shares held by the Howard M. Amster Charitable Remainder Unitrust, 32,100 shares held by the Amster Limited Partnership and 7,125 shares held by Tova Financial, Inc Charitable Remainder Unitrust.

The following table sets forth as of March 27, 2006 the number and percentage of the outstanding shares of the Common Stock of the Company which, according to the information supplied to the Company, are beneficially owned by (i) each person who is currently a director of the Company, (ii) each named executive officer in the Summary Compensation Tables, and (iii) all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. The address of each of the directors and named executive officers is ECC Capital Corporation, 1833 Alton Parkway, Irvine, California 92606.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Rights to Acquire Beneficial Ownership(1)		Total	Percent
Directors and Named Executive Officers:
James R. Brazil	914,923	(2)	20,000		934,923	*
Douglas S. Ingram	29,629		20,000		49,629	*
William Jacoby	111,110		20,000		131,110	*
James O. Rollans	118,518		20,000		138,518	*
Steven G. Holder	16,819,242	(3)	637,308		17,456,550	17.41%
Shabi S. Asghar	11,723,827	(4)			11,723,827	11.70
Troy A. Gotschall	176,940	(5)	300,000		476,940	*
Charles John Kohler	205,633		200,000		405,633	*
Larry E. Moretti	100,000	(5)	200,000		300,000	*
Roque A. Santi	150,000	(5)	315,000		465,000	*
All executive officers and directors as a group (12 persons)	30,406,321	(6)	1,782,308	(6)	32,188,629	32.11%

*	Represents beneficial owners of less than 1%

(1)	Includes shares that the party or group has the right to acquire within sixty days of March 27, 2006.

(2)	Includes 623,735 shares of Common Stock held by the Brazil Family Trust, 138,187 shares of Common Stock held by the Kiley J. Brazil Intro Vivos Trust and 138,187 shares of Common Stock held by the Dustin W. Brazil Intro Vivos Trust of which Mr. Brazil is trustee.

(3)	Includes 591,540 shares held indirectly by the Holder Family Limited Partnership, of which Mr. Holder is the General Partner.

(4)	Includes 23,660 shares of Common Stock held by Mr. Asghar’s spouse.

(5)	Includes 111,940, 66,666 and 83,333 unvested shares of restricted stock owned by Messrs. Gotschall, Moretti and Santi, respectively.

(6)	Includes 25,000 and 20,000 unvested shares of restricted stock owned by Alanna Darling and Greg Lubushkin, respectively, and includes under the heading “Rights to Acquire Beneficial Ownership,” 50,000 shares subject to an option granted to Mr. Lubushkin.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the year 2005 and the written representations received from certain reporting persons that no other reports were required, the Company believes that all directors, executive officers and persons who own more than 10% of the Company’s Common Stock have complied with the reporting requirements of Section 16(a), except for a Form 4 for Mr. Brazil, dated March 10, 2005, which reported the acquisition of 276,374 shares upon becoming trustee of trusts for the benefit of his adult children not living in his home.

REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Exchange Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report, the Stock Performance Graph and the Report of the Audit Committee, which follow, shall not be deemed to be incorporated by reference into any such filings.

Overview.    The Compensation Committee of the Board of Directors assists the Board in fulfilling its responsibilities for reviewing and determining the salaries and bonuses for executive officers, including the Co-Chief Executive Officers, and establishing the general compensation policies for such individuals. The Compensation Committee also has the authority to make discretionary option grants, restricted stock and other equity awards to the Company’s executive officers and other employees under the Company’s equity plans. The Compensation Committee has the authority to engage and terminate independent, third party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. The Committee reviews the adequacy of its charter at least annually, most recently at its August 9, 2005 meeting. The Committee’s complete charter is available at the Company’s website www.ecccapital.com.

The Compensation Committee consists of three independent, non-employee directors, each of whom meets the independence requirements specified by the NYSE and qualifies as an “outside director” under Section 162(m) of the Code and as a “non-employee director” under Rule 16b-3 under the Exchange Act. The Chairperson reports the Compensation Committee’s actions and recommendations to the full Board following each Compensation Committee meeting. The Compensation Committee held four meetings during 2005 and acted by unanimous written consent three times.

General Compensation Philosophy and Policy.    The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation, link pay with the Company’s annual objectives and long-term goals, recognize individual initiative and assist the Company in attracting and retaining qualified executives. The compensation of the Company’s executive officers are set at levels that the Compensation Committee believes to be competitive with others in the Company’s industry, based on public information with respect to compensation paid by comparable companies. The Company is engaged in a very competitive industry and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities that are based upon the financial performance of the Company and the individual’s contribution to that performance, and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of the following elements: (i) base salary that is competitive with the market and reflects individual responsibilities and performance, (ii) annual variable bonuses payable in cash and tied to individual and Company performance, and (iii) stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company’s financial performance and stock price appreciation.

The principal factors that were taken into account in establishing each executive officer’s compensation package for 2005 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

Executive Officer Base Salaries.    The Compensation Committee’s philosophy is that the base salary of each executive officer, including the Co-Chief Executive Officers, should reflect the salary levels for comparable positions in the industry and in a comparative group of companies, the position’s job scope and responsibilities and the individual’s personal performance and importance to the Company. In addition, the Company’s performance and profitability should be a factor in determining the base salaries of executive officers. The base salaries for the executive officers, including the Co-Chief Executive Officers, were set in connection with the Company’s initial public offering and were based on market conditions, anticipated additional responsibilities and growth of the Company. The Compensation Committee reviews salaries of executive officers annually, which may be adjusted from time to time to recognize individual performance, promotions and competitive compensation levels and other subjective factors, without assigning a specific weight to individual factors.

Based upon the recommendation of the Company’s Co-Chief Executive Officers, and considering the Company’s financial performance during 2005, the Compensation Committee determined to set 2006 base salaries for all executive officers at their respective 2005 levels. Subsequent to this determination by the Compensation Committee, Messrs. Moretti and Santi agreed to 20% reductions in their base salaries, from $250,000 to $200,000, effective April 15, 2006. In the future, salaries may be increased based upon an assessment of competitive pay levels and/or the executive officer’s contribution to the Company.

Executive Officer Bonuses.    Executive officer bonuses are set as a percentage of base salary, with the specific target percentage determined by the person’s position, level and scope of responsibility within the Company. The award of bonuses is dependent upon individual and Company performance.

In connection with Mr. Gotschall’s employment agreement, which was negotiated prior to joining the Company, Mr. Gotschall was offered a one-time bonus of $1,000,000, payable in four equal installments from July 1, 2005 through June 30, 2006. Pursuant to Mr. Gotschall’s employment agreement, he received a bonus equal to 200% of his base compensation for 2005.

For 2005, each of the executive officers who receive discretionary bonuses were eligible for bonuses equal to up to 200% of their base salaries. For the quarter ended March 31, 2005, which included the Company’s initial public offering, all executive officers received 50% of their base compensation for 2005. For the quarter ended June 30, 2005, all executive officers received 50% of their base compensation for 2005. For the quarter ended September 30, 2005, which included a restatement of the Company’s financial statements, the bonus compensation was reduced such that all executive officers (excluding Messrs. Asghar and Holder who received 0%) received 25% of their base compensation for 2005. There were no bonuses paid to the executive officers for the quarter ended December 31, 2005.

The Compensation Committee approved the 2006 Executive Bonus Plan (the “2006 Bonus Plan”), which is designed to reward executive officers for both their individual performance and the Company’s performance. The total potential bonus is up to 200% of the person’s base salary. Increasing portions of bonus compensation are “at risk” depending upon Company performance for executive officers with the greatest influence on corporate results. In 2006, the Compensation Committee modified the Company’s quarterly bonus payment policy to an annual payment policy such that bonuses under the 2006 Bonus Plan will be paid in accordance with the Company’s annual bonus payment procedures. At least 50% of bonus compensation for all executives who receive discretionary bonuses will be contingent upon the Company returning to profitability.

Individual Performance.    Individual performance bonuses are measured against pre-determined objectives that reflect what each executive officer must do in order for the Company to meet its short and long-term business objectives. The amount of the bonus awards is generally determined for each executive officer based on such officer’s business unit, and such executive officer’s contribution to achieving objectives, such as developing and implementing strategic plans and achieving financial objectives.

On August 9, 2005, the Compensation Committee approved the terms of the Company’s Executive Bonus Plan, an annual compensation plan designed to offer incentive compensation to certain executive officers of the Company and its majority-owned subsidiaries (the “2005 Bonus Plan”) by rewarding the achievement of individual and corporate performance goals. On August 9, 2005, the Compensation Committee approved the Appendix to the 2005 Bonus Plan for Mr. Kohler. Pursuant to the terms of the 2005 Bonus Plan, Mr. Kohler received two performance bonuses of $500,000 each for reaching a level of $8.0 billion in total securitizations and whole loan sales during the period from February 18, 2005 through December 31, 2005.

Company Performance.    Company performance bonuses are measured against pre-determined performance thresholds based on overall profitability of the Company.

Stock-Based Incentives.    The Company’s stock-based incentive program consists of two components: stock options and restricted stock. Each stock option grant and restricted stock award (referred to collectively as “equity participation awards”) is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. While stock options provide an excellent incentive to promote stock price appreciation, restricted shares provide a long-term incentive to preserve stockholder value and achieve other long-term, financial performance goals.

Equity participation awards are granted by the Compensation Committee to the Company’s executive officers. Equity participation awards are also often granted as an inducement upon initial hiring. Of the 1,015,000 options granted to the Company’s executive officers during the 2005 fiscal year, 900,000 options were offered as inducement grants in connection with offer letter negotiations. All of the restricted stock granted to the Company’s executive officers during 2005 was granted as inducement grants in connection with offer letter negotiations.

Each stock option grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Generally, options become exercisable in installments equal to 20% of the option shares on the first anniversary of grant date and for the balance of the option shares in 20% equal annual installments thereafter. Accordingly, the options will provide a return to the executive officer only if he remains employed by the Company during the vesting periods, and then only if the market price of the shares appreciates over the option term. A restricted stock award allows the officer to acquire shares of the Company’s Common Stock over time without payment of an exercise price. Most of the restricted stock awards granted during 2005 vest in 33-1/3% annual installments and are fully vested three years after the date of grant. The restricted stock certificates are held in escrow and released only when the vesting period lapses. Additionally, upon termination of employment or service during an applicable vesting period, the restricted stock that is not yet vested would be forfeited.

The size of the equity participation award to executive officers, including the Co-Chief Executive Officers, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the term of the award. The Compensation Committee also takes into account the number and value of unvested equity participation awards held by the executive officers and considers the potential impact that a grant can have on an executive’s motivation and future performance with the desire to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. Due to significant ownership in the Company and having interests that are closely aligned with the Company’s stockholders, Messrs. Asghar and Holder recommended to the Compensation Committee, and the Compensation Committee agreed, to utilize the available number of equity participation awards for other executive officers and employees and to refrain from recommending any equity participation award grants to Messrs. Asghar and Holder.

Chief Executive Officer Base Salaries.    Consistent with the Company’s overall executive compensation program, the 2005 compensation of the Co-Chief Executive Officers, Messrs. Asghar and Holder, consists of base salary and bonuses determined on the basis of each individual’s responsibilities, qualifications and experience, as well as the salary practices of peer group and other companies with which the Company competes for executive talent.

Mr. Asghar and Mr. Holder’s annual base salaries were set at $450,000 in connection with the Company’s initial public offering and were based on market conditions, anticipated additional responsibilities and growth of the Company. At the request of Messrs. Asghar and Holder, their annual base salaries were reduced to $225,000 for 2006. Effective April 1, 2006, Messrs. Asghar and Holder volunteered to work without salary or bonus for the next twelve months.

Chief Executive Officer Bonuses.    The Compensation Committee awarded Messrs. Asghar and Holder incentive and other bonuses aggregating $450,000 each for fiscal year 2005; 100% of bonus eligibility for the quarters ending March 31, 2005 and June 30, 2005 and 0% of bonus eligibility for the quarters ending September 30, 2005 and December 31, 2005. Messrs. Asghar and Holder have not been granted any stock option or restricted stock awards since fiscal year 2003.

Internal Revenue Code Section 162(m).    Section 162(m) of the Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. It is the Compensation Committee’s policy to maximize, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to the Company’s executive officers to the extent consistent with the Company’s best interests and those of its stockholders

Submitted by the Compensation Committee of the Company’s Board of Directors:

James R. Brazil, Chairman	William Jacoby	James O. Rollans

R EPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2005, which include the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, and the notes thereto.

The Audit Committee of the Board is comprised of three directors and operates under a written charter adopted by the Board, as required by the rules of the NYSE. The members of the Audit Committee are Messrs. Rollans, Ingram and Jacoby. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC.

The purpose of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in further detail the duties of the Audit Committee. The Audit Committee reviews it charter at least annually. The Audit Committee most recently reviewed its charter on August 9, 2005, and a copy of the charter is included in this proxy statement as Appendix B, and is also available at the Company’s website.

Review with Management.    The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005 and the notes thereto with management. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements.

Review and Discussions with Independent Registered Public Accounting Firm.    Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with Grant Thornton LLP. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Grant Thornton LLP its independence from the Company.

The Audit Committee met with representatives of Grant Thornton LLP in executive session (without the presence of management) on four occasions during 2005. An executive session meeting with the Company’s auditors is a standing agenda item for each regular meeting of the Audit Committee.

Conclusion.     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the Audit Committee of the Company’s Board of Directors:

James Rollans, Chairman	Douglas S. Ingram	William Jacoby

Stock Performance Graph

The following graph shows a comparison of the cumulative total stockholder return (assuming reinvestment of dividends) on the Company’s Common Stock compared to Standard & Poor’s Composite Stock Index (“S&P 500”) and a peer group index referred to as the ECC Capital Peer Group over the period commencing on February 15, 2005 (the date of the Company’s initial public offering) and ending on December 31, 2005. The comparison assumes $100 was invested on February 15, 2005 in each of the Company’s Common Stock, the S&P 500 and the ECC Capital Peer Group. The comparisons in the following table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company’s Common Stock.

Company/ Index	Cumulative Total Return
	February 15- March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
ECC Capital Corporation	$88.89	$99.99	$ 50.63	$ 40.49
S&P 500	$97.90	$99.24	$102.82	$104.97
ECC Capital Peer Group(1)	$94.15	$98.70	$ 76.14	$ 74.49
(1)	The ECC Capital Peer Group consists of the following publicly-traded mortgage real estate investment trusts: Aames Investment Corporation, Anworth Mortgage Asset Corporation, Capstead Mortgage Corporation, Fieldstone Investment Corporation, HomeBanc Corp., Impac Mortgage Holdings, Inc., Luminent Mortgage Capital, Inc., MFA Mortgage Investments, Inc., Origen Financial, Inc. and Saxon Capital, Inc.

Stockholder Proposals for 2007 Annual Meeting

It is currently contemplated that the Company’s 2007 annual meeting of stockholders will be held on or about May 24, 2007. In the event that a stockholder desires to have a proposal considered for presentation at the 2007 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at the Company’s principal executive offices by December 25, 2006. Any such proposal must comply with the requirements of the Company’s Amended and Restated Bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If a stockholder, rather than including a proposal in the Company’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the Company must receive notice of such proposal or nomination no later than later than 5:00 p.m., Pacific Time, on the 120th day prior nor earlier than the 150th day before April 24, 2007 (provided, however, that in the event that the date of the 2007 annual meeting of stockholders is advanced or delayed by more than 30 days after May 24, 2007, the notice must be delivered to the Company no earlier than 150 days prior to the 2007 annual meeting of stockholders and no later than the later of (i) 120 days before the 2007 annual meeting of stockholders or (ii) 10 days following the day the 2007 annual meeting of stockholders is first announced by the Company). If the notice is not received by such date, it will be considered untimely under the Company’s Amended and Restated Bylaws, and the Company will have discretionary voting authority under proxies solicited for the 2007 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of the Company’s Bylaws.

Proposals and notices should be directed to the attention of the Secretary, ECC Capital Corporation, 1833 Alton Parkway, Irvine, California 92606.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matter is presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

April 24, 2006

By Order of the Board of Directors,

ALANNA DARLING Secretary

APPENDIX A

CATEGORICAL INDEPENDENCE STANDARDS

ECC Capital Corporation’s board of directors will employ the following standards in determining whether a relationship is material and thus would disqualify such director from being independent:

1.	The director was an employee of the company or any of its subsidiaries;

2.	An immediate family member of the director was an executive officer of the company or any of its subsidiaries;

3.	The director (or an immediate family member of the director) received more than $100,000 in a single year in direct compensation from the company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

4.	The director was affiliated with or employed by a present or former internal or external auditor of the company or an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the company;

5.	The director (or an immediate family member of the director) was employed as an executive officer of another corporation where any of the company’s executives served on that corporation’s compensation committee;

6.	The director was an executive officer or employee (or an immediate family member of the director was an executive officer) of another corporation that made payments to, or received payments from, the company or any of its subsidiaries for property or services in an amount, which in any of the past three fiscal years exceeded the greater of $1 million or two percent (2%) of such other corporation’s consolidated gross revenues, or in the past fiscal year exceeded five percent (5%) of the company’s consolidated gross revenues for such fiscal year;

7.	The director (or an immediate family member of the director) was an affiliate of a corporation that made payments to, or received payments from, the company or any of its subsidiaries for property or services in an amount that exceeded five percent (5%) of either the company or such other corporation’s consolidated gross revenues for its last full fiscal year;

8.	The director (or an immediate family member of the director) is an affiliate or executive officer of another corporation to which the company was indebted and the total amount of indebtedness exceeds five percent (5%) of the total consolidated assets of the company at the end of such fiscal year;

9.	The director (or an immediate family member of the director) is an officer, director or trustee of a charitable organization where the company’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, exceed the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues;

10.	The director (or an immediate family member of the director) is a member of, or of counsel to, a law firm that the company has retained or proposes to retain during the current fiscal year;

11.	The director (or an immediate family member of the director) is a partner or an executive officer of any investment banking firm that has performed services for the company, other than as a participating underwriter in a syndicate, or that the company proposes to have perform services during the current fiscal year; or

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12.	The director is in a position of any substantially similar relationship to those listed in paragraphs 7 through 11, of which the company is aware.

The standards listed at 1 through 6 are applied to each of the past three years, while those listed at 7 through 12 are applied to the past year. “Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a corporation.

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APPENDIX B

AUDIT COMMITTEE CHARTER

of the Audit Committee

of ECC Capital Corporation

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of ECC Capital Corporation (the “Company”) on January 10, 2005.

I.	Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership

The Committee shall consist of no fewer than three members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1). No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee may also act by unanimous written consent, and may conduct telephonic meetings in accordance with applicable laws. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director who is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the Independent Auditor

1.    Appointment and Oversight.    The Committee shall be solely and directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.    Pre-Approval of Services.    Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.    Independence of Independent Auditor.    The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel who are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii) The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

(vi) The Committee shall present its conclusions with respect to the independence of the independent auditor to the Board.

Annual Financial Statements and Annual Audit

4.    Meetings with Management, the Independent Auditor and the Internal Auditor.

(i) The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.    Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (a) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (b) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (a) all accounting policies and practices to be used that the independent auditor identifies as critical; (b) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.    Recommendation to Include Financial Statements in Annual Report.    The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.    Meetings with Management, the Independent Auditor and the Internal Auditor.    The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

8.    Appointment.    The Committee shall review the appointment and replacement of the internal auditor.

9.    Separate Meetings with the Internal Auditor.    The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10.    The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

11.    The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

12.    The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13.    The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14.    The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

15.    The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16.    The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

17.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

18.    The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

19.    The Committee, through its Chair or designee, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

20.    The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

21.    The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

ECC CAPITAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2006

10:00 A.M.

The Hilton Waterfront Beach Resort

21100 Pacific Coast Highway

Huntington Beach, California 92648

ECC Capital Corporation 1833 Alton Parkway Irvine, California 92606

proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 25, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy you revoke all prior proxies and appoint Steven G. Holder and Shabi S. Asghar, and each of them acting in the absence of the other, with full power of substitution, to represent and vote your shares on the matters shown on the reverse side and any other matters, which may come before the Annual Meeting or any adjournment or postponement thereof.

(continued and to be signed on the reverse hereof).

ò   Please detach here   ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 Shabi S. Asghar 02 James R. Brazil 03 Steven G. Holder	04 Douglas S. Ingram 05 William Jacoby 06 James O. Rollans	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2. The Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box. Indicate Changes below. ☐

Dated: , 2006

Signature(s) in Box

Please sign exactly as your name(s)
appears on Proxy. If held in joint
tenancy, all persons should sign.
Trustees, administrators, etc., should
include title and authority.
Corporations should provide full name
of corporation and title of authorized
officer signing the proxy.